Prospectus Supplement

John Hancock Asset-Based Lending Fund (the Fund)

Supplement dated October 24, 2022 to the current Prospectus, as may be supplemented (the Prospectus)

Effective immediately, the following information replaces any information to the contrary relating to the Fund contained in the Prospectus.

The second paragraph under the “PURCHASE TERMS” section of the Prospectus is revised and restated in its entirety as follows:

Class I Shares are generally only available for purchase (1) through fee-based programs, also known as wrap accounts, that provide investor’s access to Class I Shares, (2) by pension funds and other institutional investors, (3) by endowments, foundations, donor advised funds, and other charitable entities, (4) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I Shares, (5) through certain registered investment advisers, (6) by the Advisor’s employees, officers and directors and their immediate family members, and joint venture partners, consultants and other service providers, (7) by Fund Trustees, or (8) other categories of investors that are named in an amendment or supplement to this Prospectus.

You should read this supplement in conjunction with the Prospectus and retain it for your future reference.

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